As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-108609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Developers Diversified Realty Corporation
(Exact name of registrant as specified in its charter)

Ohio	6798	34-1723097
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification number)	(I.R.S. Employer Identification No.)

3300 Enterprise Parkway

Beachwood, Ohio 44122
(216) 755-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SCOTT A. WOLSTEIN, CHIEF EXECUTIVE OFFICER

Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Albert T. Adams, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 621-0200

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practical after this registration statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) to under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	price	registration fee(1)

4.625% Notes Due 2010	$300,000,000	100%	$300,000,000	$24,270

(1)	Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement that was filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 30, 2003

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE

$300,000,000
NEW 4.625% NOTES DUE 2010
FOR ANY AND ALL OUTSTANDING 4.625% NOTES DUE 2010
OF
DEVELOPERS DIVERSIFIED REALTY CORPORATION

         This prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange up to $300,000,000 aggregate principal amount of new 4.625% Notes due 2010 (the “New Notes”), which will be freely transferable, for any and all outstanding 4.625% Notes due 2010 issued in a private offering on July 18, 2003, which are subject to certain transfer restrictions (the “Old Notes,” and together with the New Notes, the “Notes”).

The exchange offer expires at 5 p.m., New York City time, on October 29, 2003, unless extended.

The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

New Notes will be exchanged for all Old Notes that are validly tendered and not validly withdrawn. Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered. It is, however, subject to certain conditions, including that it not violate applicable laws or any applicable interpretation of the Securities and Exchange Commission.

The exchange of Old Notes for New Notes should not be a taxable event for United States federal income tax purposes.

Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and will be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

“Affiliates” of Developers Diversified Realty Corporation (within the meaning of the Securities Act of 1933, the “Securities Act”) may not participate in the exchange offer.

All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution” beginning on page 44.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

      PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.

Our principal executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122

Our telephone number is (216) 755-5500

The date of this prospectus is October      , 2003

FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
REGISTRATION RIGHTS
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
STATE AND LOCAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
EX-8.1 Baker & Hostetler Opinion

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This Prospectus incorporates by reference documents that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the SEC, modifies or replaces that information. We incorporate by reference the following documents we filed with the SEC:

      a. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 12, 2003;

      b. Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2003, filed on June 24, 2003;

      c. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed on August 14, 2003;

      d. Our Current Reports on Form 8-K dated:

           (i)   February 11, 2002 and filed on October 30, 2002;

           (ii)  November 15, 2002 and filed on December 2, 2002;

           (iii)  January 2, 2003 and filed on March 19, 2003;

           (iv)  March 19, 2003 and filed on March 21, 2003;

           (v)   May 15, 2003 and filed on June 24, 2003;

           (vi)  June 26, 2003 and filed on June 26, 2003;

           (vii)  August 14, 2003 and filed on August 25, 2003; and

           (viii) August 14, 2003 and filed on August 25, 2003.

      Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus and prior to the termination of the Offering of the Notes will automatically be deemed to be incorporated by reference in this Prospectus and a part of this Prospectus from the date of filing such documents.

      To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention Michelle A. Mahue, Director of Investor Relations, telephone number (216) 755-5500. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO NO LATER THAN FIVE DAYS BEFORE THE EXCHANGE OFFER EXPIRES. We also maintain a web site that contains additional information about us and provides an electronic means of communicating with our officers and employees (http://www.ddr.com).

      You should rely only on the information incorporated by reference or set forth in this Prospectus. We have not authorized anyone else to provide you with different information. We are offering the Notes only in states where the offer is permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the cover of this Prospectus.

FORWARD-LOOKING STATEMENTS

      Certain statements under the caption “Description of Notes” and elsewhere in or incorporated by reference into this Prospectus constitute “forward-looking statements” within the meaning of the Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, the following: general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and the terms and availability of financing; adverse changes in the real estate markets including, among other things, competition with other companies and technology; risks of real estate development and acquisition; substantial indebtedness; conflicts of interest; the continuing ability of the Company to qualify as a real estate investment trust; governmental actions and initiatives; environmental/safety requirements; and other changes and factors referenced in this Prospectus.

SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Unless indicated otherwise, the financial and statistical data contained in this Prospectus is presented as of June 30, 2003. Unless otherwise indicated or unless the context requires otherwise, all references in this Prospectus to “we,” “us,” “our” or the “Company” mean Developers Diversified Realty Corporation and all entities owned or controlled by Developers Diversified Realty Corporation.

The Company

      We are a self-managed real estate investment trust (a “REIT”) that was formed in November 1992 by the principals of the entities comprising the Developers Diversified Group (“DDG”) to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total gross leasable area (“GLA”)) currently held by any publicly traded REIT. Our executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and our telephone number is (216) 755-5500.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Old Notes	On July 18, 2003, we issued $300,000,000 aggregate principal amount of our 4.625% Notes due 2010 to Banc of America Securities LLC, J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., Commerzbank Capital Markets Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC and Wells Fargo Brokerage Services, LLC (whom we refer to as the “initial purchasers”) who then sold those notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they were sold pursuant to exemptions from registration under the Securities Act, the Old Notes are subject to transfer restrictions. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to either: (a) file with the Commission a registration statement covering the New Notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, complete the exchange offer; or (b) cause the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement. If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay certain liquidated damages. See “Registration Rights.”

The Exchange Offer	We are offering to exchange up to $300,000,000 principal amount of New Notes for an identical principal amount of Old Notes. Old Notes may be exchanged only in $1,000 increments. The terms of the New Notes are identical in all material respect to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions and holders of New Notes will have no registration rights.

Consequences of Failure to Exchange	If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will still be subject to the restrictions on transfer of your Old Notes as described in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Resale of New Notes	We believe you may offer for resale, resell or otherwise transfer the New Notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or any other exemption under the Securities Act;

• acquired the New Notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of New Notes.

Each broker-dealer who is issued New Notes in the exchange offer for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the New Notes issued to it in the exchange offer.

Expiration Date and Time	The Exchange Offer expires at 5 p.m., New York City time, on the later to occur of October 29, 2003 or 20 business days after the date the registration statement is declared effective. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw Old Notes you tendered by furnishing a written notice of withdrawal to the exchange agent or by complying with DTC’s Automated Tender Offer Program System (ATOP) withdrawal procedures at any time before 5 p.m. New York City time on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Accrued Interest on the New Notes and the Old Notes	The New Notes will bear interest from July 18, 2003 or, if later, from the most recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender.

Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:

• the compliance of the exchange offer with applicable securities laws;

• the proper tender of the Old Notes;

• our receipt of certain representations made by the holders of the Old Notes, as described below; and

• no judicial or administrative proceeding having been threatened that would limit us from proceeding with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Representations	By participating in the exchange offer, you will represent to us that, among other things:

• you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the New Notes;

• you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

• you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

Procedures for Tendering Old Notes	To accept the exchange offer, you must send the exchange agent either:

• a properly completed and validly executed letter of transmittal; or

• a computer-generated agent’s message transmitted pursuant to DTC’s ATOP System; and either

• tendered Old Notes held in certificated form; or

• a timely confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC.

Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see “The Exchange Offer — Procedures for Tendering.”

Tenders by Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and you wish to tender those Old Notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you are unable to comply with the procedures for tendering, you may tender your Old Notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Certain United States Federal Tax Considerations	See “Certain United States Federal Income Tax Considerations” for a discussion of U.S. federal income tax considerations you should consider before tendering Old Notes in the exchange offer.

Exchange Agent	National City Bank is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under “The Exchange Offer — Exchange Agent.”

SUMMARY OF THE TERMS OF THE NEW NOTES

      The terms of the New Notes to be issued in the exchange offer are identical to the terms of the outstanding Old Notes except that we have registered the New Notes under the Securities Act. The notes issued in the exchange offer will evidence the same debt as the Old Notes, and both the Old Notes and the New Notes are governed by the same indenture. The terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

The Offering of New Notes

Securities Offered	$300,000,000 principal amount of 4.625% Notes due 2010.

Maturity	Unless redeemed prior to maturity as described below, the Notes will mature on August 1, 2010.

Optional Redemption	The Notes are redeemable at any time and from time to time at the option of the Company, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes; or

• the sum of the present value of the remaining principal amount of and interest on the Notes being redeemed, plus a make-whole premium,

in each case, plus accrued and unpaid interest to the redemption date. See “Description of Notes — Optional Redemption.”

Interest Payment Dates	Interest is payable semi-annually in arrears on each February 1 and August 1, commencing February 1, 2004 (the “Interest Payment Dates”).

Ranking	The Notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, except that the Notes will be effectively subordinated to any claims of creditors, whether secured or unsecured, of subsidiaries of the Company to the extent of the assets of such subsidiaries. As of June 30, 2003, total consolidated mortgage indebtedness and other secured indebtedness of the Company aggregated approximately $898.3 million and there was $1,224.3 million of unsecured debt outstanding.

No Cash Proceeds	We will not receive any proceeds from the issuance of the New Notes.

Limitations on Incurrence of Debt	The Notes contain various covenants, including the following:

• We will not incur any additional Debt if, immediately after the incurrence of such additional Debt, the aggregate principal amount of all our outstanding Debt on a consolidated basis is greater than 65% of the sum of (i) our Undepreciated Real Estate Assets as of the end of the calendar quarter covered by our most recently filed 10-K or 10-Q and (ii) the purchase price of all real estate assets acquired by us since the end of such calendar quarter.

• We will not incur any Debt if Consolidated Income Available for Debt Service for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge on our consolidated Debt to be outstanding immediately after the incurrence of such additional Debt.

• We will not incur any Secured Debt if, after giving effect to the incurrence of such Secured Debt, the aggregate principal amount of all of our Secured Debt on a consolidated basis is greater than 40% of the sum of (i) our Total Assets as of the end of the calendar quarter covered by our most recently filed 10-K or 10-Q and (ii) the increase, if any, in Total Assets from the end of such quarter, including without limitation, any increase in Total Assets caused by the application of the proceeds of additional Debt.

• We must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all our and our subsidiaries’ outstanding unsecured Debt.

Form and Denomination	The Notes will be issued in denominations of $1,000 and any integral multiple of $1,000.

The Notes will be represented by one or more permanent global certificates in fully registered, book-entry form without interest coupons, will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and will be registered in the name of Cede & Co. or another nominee designated by DTC except in limited circumstances.

Lack of Public Market	There is no existing trading market for the Notes, and there can be no assurance regarding any future development of a trading market for the Notes or the ability of holders of the Notes to sell their Notes at all or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. The initial purchasers have advised us that they currently intend to make a market in the Notes. However, the initial purchasers are not obligated to do so and may discontinue any market-making activity with respect to the Notes at any time without notice. We do not intend to apply for listing or quotation of the Notes on any securities exchange or market.

You should refer to the section entitled “Risk Factors” in this Prospectus for an explanation of some risks of investing in the Notes.

RISK FACTORS

      Prospective investors should consider carefully, among other factors, the matters described below.

The Restrictions on Transfer of the Old Notes Will Continue If They Are Not Accepted for Exchange

      We will issue the New Notes in exchange for the Old Notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal and all other documentation. Therefore, if you want to tender your unregistered notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the unregistered notes.

      If you do not tender your Old Notes or they are not accepted by the exchange agent, your Old Notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See “The Exchange Offer.” In addition, you will no longer be able to require us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

      To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted Old Notes could be adversely affected due to the limited principal amount of the Old Notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of Old Notes could result in less demand to purchase Old Notes, and could, therefore, result in lower prices for the Old Notes. Moreover, if you do not tender your Old Notes, you will hold an investment subject to some restrictions on transfer not applicable to the New Notes and, as a result, you may only be able to sell your Old Notes at a price that is less than the price available to sellers of the freely tradable New Notes.

There Is No Current Public Market for the New Notes

      The New Notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the New Notes;

•	your ability to sell the New Notes; or

•	the price at which you would be able to sell the New Notes.

      Liquidity of any market for the New Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

      The initial purchasers have advised us that they currently intend to make a market in the New Notes, but they are not obligated to do so and may cease any market-making at any time without notice.

There Are Risks Inherent in Our Real Estate Investments

      The Economic Performance and Value of Our Centers Depend on Many Factors. — The economic performance and value of our real estate holdings can be affected by many factors, including the following:

•	changes in national, regional and local economic climates;

•	local conditions, such as an oversupply of space or a reduction in demand for real estate in the area;

•	the attractiveness of our properties to tenants;

•	competition from other available space;

•	the ability of the owner to provide adequate maintenance and obtain adequate insurance on a cost-effective basis; and

•	increased operating costs.

      Our Real Estate Development Activities May Not Be Profitable. — We intend to continue to actively pursue shopping center development projects, including the expansion of existing centers. Our current projects, including partnership and joint venture investments, generally require the expenditure of capital and various forms of government and other approvals. Consequently, we cannot be sure that any projects will be completed or that they will be profitable.

      We Depend on Rental Income from Real Property. — Substantially all of our income is derived from rental income from real property. As a result, our income and funds for distribution would be negatively affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms.

      Our Real Estate Investments Contain Environmental Risks. — Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or to have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We may also be liable for other potential costs that could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We may incur such liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances.

We Have Completed a Merger with JDN

      We completed the JDN Realty Corporation (“JDN”) merger on March 13, 2003. We may not realize the intended benefits of the merger. For example, we may not achieve the anticipated cost savings and operating efficiencies, we may not effectively integrate the operations of JDN and the JDN portfolio, including its development projects, and these properties may not perform as well as we anticipate.

We Rely on Major Tenants

      As of June 30, 2003, the annualized base rental revenues from Wal-Mart, Lowe’s and Kohl’s represented 4.1%, 3.1% and 3.0%, respectively, of ours and our proportionate share of joint venture aggregate annualized shopping center base rental revenues.

      We could be adversely affected in the event of the bankruptcy or insolvency of Wal-Mart or a significant downturn in the business of Wal-Mart. In addition, we could be adversely affected in the event that Wal-Mart does not renew its leases as they expire. We could also be adversely affected in the event of a downturn in the business of other major tenants.

Property Ownership Through Partnerships and Joint Ventures Could Limit Our Control of Those Investments

      Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturers might become bankrupt, that our partners or co-venturers might at any time have different interests or goals than we do, and that our partners or co-venturers may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partners or co-venturers nor we would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures. As of June 30, 2003, we had approximately $317.4 million of investments in and advances to unconsolidated partnerships and joint ventures holding 135 operating shopping centers.

      We have joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $96.7 million and are currently scheduled for completion during 2003 and 2004. At June 30, 2003, approximately $84.6 million of costs were incurred in relation to these development projects. The projects located in Long Beach, California (City Place), and Austin, Texas, are being financed through the Prudential/ DDR Retail Value Fund. The other project is located in St. Louis, Missouri. There can be no assurance that these projects will be completed.

Our Acquisition, Development and Construction Activities Could Result in Losses

      We intend to acquire existing retail properties to the extent that suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected.

      We also intend to continue the selective development and construction of retail properties in accordance with our development and underwriting policies as opportunities arise. Our development and construction activities include the risks that:

•	we may abandon development opportunities after expending resources to determine feasibility;

•	construction costs of a project may exceed our original estimates;

•	occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

•	financing may not be available to us on favorable terms for development of a property; and

•	we may not complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs.

      We cannot be sure that we will always receive government and other approvals. Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our shareholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management’s time and attention.

Our Articles of Incorporation Contain Limitations on Acquisition and Change in Control

      Our articles of incorporation prohibit any person, except for certain existing shareholders at the time of our initial public offering, from owning more than 5% of our outstanding common shares. This restriction is likely to discourage third parties from acquiring control of us without consent of our Board of Directors even if a change in control is in the interest of shareholders.

There Is No Limitation in Our Organizational Documents on Incurrence of Debt

      We intend to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (the sum of the aggregate market value of our common shares, the liquidation preference on any preferred shares outstanding and our total indebtedness) of less than 50%. However, our organization documents do not contain any limitation on the amount or percentage of indebtedness we may incur. Despite this lack of limitation, the indenture that governs our outstanding indebtedness and our unsecured credit facilities contains limits on our ability to incur indebtedness.

There Would Be an Adverse Impact on Our Distributions If We Failed to Qualify as a REIT

      We intend to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1993. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. We must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions to qualify as a REIT. There are limited judicial and administrative interpretations of these tax provisions. Our status as a REIT also involves the determination of various factual matters and circumstances not entirely within our control. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

      If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to shareholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to our shareholders.

We Could Be Adversely Affected by Required Payment of Debt or of Related Interest

      We are generally subject to the risks associated with debt financing. These risks include:

•	the risk that our cash flow will not satisfy required payments of principal and interest;

•	the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

•	the risk that necessary capital expenditures for purposes such as re-leasing space cannot be financed on favorable terms.

      If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.

Our Ability to Increase Our Debt Could Adversely Affect Our Cash Flow

      Generally, our organizational documents do not limit the level of debt that we may incur. At June 30, 2003, we had outstanding debt of approximately $2.1 billion (excluding our proportionate share of joint venture mortgage debt aggregating $390.4 million). If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.

Our Financial Condition Could Be Adversely Affected by Financial Covenants

      Our credit facilities and the indentures under which our senior and subordinated unsecured indebtedness is, or may be, issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

Our Ability to Continue to Obtain Permanent Financing Cannot Be Assured

      In the past, we have financed acquisitions and certain development activities in part with proceeds from our credit facilities. These financings have been and may continue to be replaced by more permanent financing. However, we may not be able to obtain more permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under our credit facilities or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial conditions and results of operations.

Jobs and Growth Tax Relief Reconciliation Act of 2003

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the maximum tax rate for both long-term capital gains and dividends to 15% for most non-corporate taxpayers. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends are generally not eligible for the reduced rate and continue to be taxed at the higher tax rates applicable to ordinary income. This legislation may cause individual investors to view investments in shares of REITs less favorably in comparison to investments in shares of non-REIT corporations, and thereby adversely affect the market price of our shares.

Our Results of Operations May Be Affected by a Judgment Entered Against Us

      In September 2001, the U.S. District Court for the Northern District of Ohio entered a judgment in the amount of $9.0 million, plus attorney fees, against us and three other defendants in connection with a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by us. The court awarded $4.0 million in punitive damages and $5.0 million in compensatory damages to the plaintiff. The claim alleged breach of contract and fraud during the lease negotiation process that took place prior to and after our acquisition of the property.

      A portion of the punitive damages awarded in the amount of $1.0 million against one of the other defendants was overturned by the trial court judge in response to a post-trial motion. Our initial post-trial motion to overturn the verdict was denied, and we have appealed the verdict. In connection with the pending appeal, we deposited an $8.0 million letter of credit with the court in the fourth quarter of 2002, in lieu of a bond, to eliminate the possibility of attachment of assets. We believe that it is probable that the verdict will ultimately be reversed, in whole or in substantial part, and accordingly, no provision has been recorded in our financial statements. Although there can be no assurance as to the ultimate outcome, we do not believe that an adverse final determination, if any, will be material in relation to our cash flows, liquidity or financial condition. However, amounts awarded, if any, to the plaintiff upon final resolution of this matter could adversely affect our results of operations in the period in which they are recorded. Further, a determination has not been made as to the proportionate distribution of the contingent loss associated with the compensatory damages, if any, between the defendants.

THE COMPANY

      We are a self-administered and self-managed REIT that was formed in November 1992 by the principals of the entities comprising the Developers Diversified Group (“DDG”) to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. On March 13, 2003, we completed the merger with JDN. We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total GLA) currently held by any publicly traded REIT. At June 30, 2003, we owned or had an interest in and managed a portfolio of:

•	374 shopping centers (the “Properties”), encompassing approximately 83 million square feet of GLA of which we own 55 million square feet; and

•	over 800 acres of undeveloped land for future development, which is typically located adjacent to shopping centers we own.

      At June 30, 2003, we also managed four retail properties owned by third parties containing an aggregate of approximately 0.8 million square feet of GLA.

      Additionally, at June 30, 2003, we owned 35 business centers containing 4.0 million square feet.

      Our shopping center properties are located in 44 states, principally in the East and Midwest, with significant concentrations in Ohio, Georgia, Florida, California, Missouri, Michigan, Tennessee, South Carolina and Texas.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the New notes and we have agreed to pay the expenses of the exchange offer. The Old Notes surrendered in exchange for the New Notes will be cancelled.

      The net proceeds to us from the sale of the Old Notes, after deducting the initial purchasers’ discount and estimated expenses of that offering, were approximately $297.4 million. The proceeds of that offering were used to repay indebtedness and for general corporate purposes, which may include working capital, capital expenditures, acquisitions, investments and repurchases of our debt and equity securities.

RATIO OF EARNINGS TO FIXED CHARGES

						Six Months Ended
	Fiscal Year Ended December 31,
						June 30,
	1998	1999	2000	2001	2002	2003

Ratio of Earnings to Fixed Charges	2.04x	1.93x	1.79x	1.72x	1.93x	3.10x

      Fixed charges include interest cost, amortization of deferred costs and capitalized interest, ground rent and preferred dividend requirements of consolidated subsidiaries. Pretax income is adjusted for fixed charges and capitalized interest, amortization of capitalized interest and preferred dividend requirements of consolidated subsidiaries, majority-owned subsidiaries and equity affiliates.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      On July 18, 2003, we issued $300,000,000 aggregate principal amount of Old Notes to the initial purchasers in a transaction not registered under the Securities Act. The sale of the Old Notes was made in reliance on an exemption from registration under the Securities Act. The initial purchasers then sold the Old Notes to qualified institutional buyers under Rule 144A of the Securities Act. Because the Old Notes have been sold pursuant to exemptions from registration, the Old Notes are subject to transfer restrictions.

      In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers that requires us to:

•	file with the Commission a registration statement under the Securities Act covering the New Notes;

•	use our best efforts to cause the registration statement to become effective under the Securities Act; and

•	complete the exchange offer upon effectiveness of the registration statement.

      A copy of the registration rights agreement with the initial purchasers has been filed with the Commission as Exhibit 4.5 to our registration statement. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

      Following the completion of the exchange offer, holders of the Old Notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes may be adversely affected. Upon completion of the exchange offer, holders of New Notes will have no registration rights.

Resale of New Notes

      Based on existing interpretations of the Securities Act by the staff of the Commission described in several no-action letters to third parties, we believe that, subject to the exceptions set forth below, the New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

•	acquired the New Notes other than in the ordinary course of your business; or

•	have an arrangement with any person to engage in the distribution of New Notes.

      Broker-dealers that are receiving New Notes for their own account must have acquired the Old Notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an “underwriter” within the meaning of the Securities Act. We are required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of New Notes received in exchange for Old Notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of New Notes for a period of 180 days after the consummation of the exchange offer. See “Plan of Distribution.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all Old Notes validly tendered by you and not withdrawn before 5:00 p.m. New York City time on the expiration date. After authentication of the New Notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. You may tender some or all of your Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

      The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture.

      As of the date of this prospectus, $300,000,000 aggregate principal amount of the Old Notes was outstanding.

      By tendering your Old Notes for New Notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

•	you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the New Notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

      This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participation in the exchange offer.

      We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

•	to hold our exchange offer open for at least 20 business days;

•	to give 10 days notice of any change in certain terms of this offer; and

•	to issue a press release in the event of an extension of the exchange offer.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

      We will be considered to have accepted Old Notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of the Old Notes for the purpose of receiving New Notes from us and delivering New Notes to those holders.

      If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Old Notes will be returned, at our cost, to the tendering holder of the Old Notes or, in the case of Old Notes tendered by book-entry transfer, into the holder’s account at DTC according to the procedures described below, as soon as practicable after the expiration date.

      If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of Old Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on the later to occur of October 29, 2003 or 20 business days after the date that notice of the exchange offer is first mailed to the holders of Old Notes.

      We expressly reserve the right, in our sole discretion:

•	to delay acceptance of any Old Notes or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted, if any of the conditions described below shall not have been met and is not waived by us;

•	to amend the terms of the exchange offer in any manner;

•	to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

      Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

      You are advised that we may extend the exchange offer in the event some of the holders of the Old Notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer until all outstanding Old Notes are tendered.

Interest on the New Notes

      The New Notes will bear interest from July 18, 2003 or, if later, from the most recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender. Interest on the New Notes will be payable semi-annually on each February 1 and August 1, commencing on the next interest payment date.

Procedures for Tendering

      Only a registered holder of Old Notes may tender Old Notes in the exchange offer. If you are a beneficial owner whose Old Notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      Your tender will constitute an agreement between you and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal. If you desire to tender Old Notes and cannot comply with the procedures set forth herein for tender on a timely basis or your Old Notes are not immediately available, you must comply with the procedures for guaranteed delivery set forth in “— Guaranteed Delivery Procedures.”

      The method of delivery to the exchange agent of Old Notes, the letter of transmittal and all other required documents are at your election and risk. Delivery of such documents will be considered made only when the exchange agent actually receives them or they are deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Old Notes should be sent to us. You may also request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for you, in each case as described in this prospectus and in the letter of transmittal.

Old Notes Held in Certificated Form

      For you to validly tender Old Notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

•	a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	certificates for tendered Old Notes.

Old Notes Held in Book-Entry Form

      We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the Old Notes at DTC for the purpose of facilitating the exchange offer, and, subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account for the Old Notes using DTC’s procedures for transfer.

      If you desire to transfer Old Notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC, which is referred to in this prospectus as a “book-entry confirmation,” and:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program.

Tender of Old Notes Using DTC’s Automated Tender Offer Program (ATOP)

      The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Old Notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible institution” unless the Old Notes tendered with the letter of transmittal are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an “eligible institution.”

      An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act; or an “eligible institution” that is a participant in a recognized medallion guarantee program.

      If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Old Notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the Old Notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder who appears on the Old Notes or the DTC participant who is listed as the owner. If the letter of transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Old Notes will be determined by us in our sole discretion. Our determinations will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Old Notes, neither we nor the exchange agent nor any other person will be under any duty to give notification of defects or irregularities related to tenders of Old Notes nor will any of them incur liability for failure to give notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

      If you wish to tender your Old Notes and:

•	your Old Notes are not immediately available;

•	you cannot complete the procedure for book-entry transfer on a timely basis;

•	you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

•	you cannot complete a tender of Old Notes held in book-entry form using DTC’s ATOP procedures on a timely basis,

      then, you may effect a tender if you tender through an eligible institution as defined under “— Procedures for Tendering — Signatures,” or if you tender using ATOP’s guaranteed delivery procedures.

      A tender of Old Notes made by or through an eligible institution will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder’s Old Notes and the principal amount of the Old Notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with certificates representing the Old Notes to be tendered in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within five business days after the expiration date.

      A tender made through DTC’s ATOP will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes that it has received and agrees to be bound by the notice of guaranteed delivery; and

•	the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry confirmation transmitted via DTC’s ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

      Upon your request, the exchange agent will send to you a notice of guaranteed delivery so that you may tender your Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      You may withdraw Old Notes you tendered at any time before 5:00 p.m. New York City time on the expiration date. To withdraw a tender of Old Notes in the exchange offer:

•	a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

•	you must comply with the appropriate DTC ATOP procedures.

•	Any notice of withdrawal must:

•	specify the name of the person having deposited the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

•	be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of the Old Notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the Old Notes are to be registered, if different from that of the person who deposited the Old Notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determinations will be final and binding on all parties. Any Old Notes so withdrawn will be judged not to have been tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for those Old Notes unless you validly retender the Old Notes so withdrawn. If your Old Notes that have been tendered are not accepted for exchange, they will be returned to you without cost to you or, in the case of Old Notes tendered by book-entry transfer, into your account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described above under “— Procedures for Tendering” at any time before the expiration date.

Conditions

      The exchange offer is subject only to the following conditions:

•	the compliance of the exchange offer with securities laws;

•	the proper tender of the Old Notes;

•	our receipt of the required representations by the holders of the Old Notes described above; and

•	no judicial or administrative proceeding being pending or threatened that would limit us from proceeding with the exchange offer.

      The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the forgoing rights does not constitute a waiver of that right. Each of these rights is an ongoing right that we may assert at any time and from time to time.

      In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

      National City Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address below. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

      By Hand or Overnight Courier and by Registered or Certified Mail:

National City Bank
Developers Diversified Realty Corporation Exchange Agent
629 Euclid Avenue, Suite 635
Cleveland, Ohio 44114
Attention: James Schultz

New York Drop:
The Depository Trust Company
Transfer Agent Drop Service
55 Water Street
Jeanette Park Entrance
New York, New York 10041

By Facsimile (for eligible institutions only):
(216) 222-9352
Attention: James Schultz

For information, call:
James Schultz (216) 222-9352

Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation under the exchange offer is being made by mail. Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph, telephone or telecopier.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

      We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs.

Transfer Taxes

      You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register New Notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under those circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Participation in the Exchange Offer; Untendered Notes

      Participation in the exchange offer is voluntary. We are not asking you for a proxy and you are requested not to send us a proxy. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      As a result of the making of, and upon acceptance for exchange of all Old Notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Old Notes in the exchange offer, you will continue to hold your Old Notes and will be entitled to all the rights, subject to certain limitations, applicable to the Old Notes under the indenture. Holders of Old Notes will no longer be entitled to any rights under the registration rights agreement, which terminate and cease to have effect upon consummation of this exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer described in the Old Notes. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes could be adversely affected. The reduction in the number of outstanding Old Notes following the exchange will probably significantly reduce the liquidity of the untendered notes.

      If you do not exchange your restricted Old Notes for registered New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the restricted notes under the Securities Act. However, under limited circumstances we may be required to file with the Commission a shelf registration statement to cover resales of the restricted notes by the holders of Old Notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

      We may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. We intend to make any acquisition of Old Notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer. Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

DESCRIPTION OF NOTES

      The New Notes are to be issued under an Indenture dated as of May 1, 1994, as amended or supplemented from time to time, between the Company and National City Bank, as Trustee (the “Indenture”). References to “Notes” in this section include both the New Notes and any Old Notes that remain outstanding following the completion of the exchange offer. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Old Notes and the New Notes will constitute a single series of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

      The following description is a summary of the material provisions of the Indenture including references to the applicable section of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines the rights of holders of the Notes.

      The Indenture is available for inspection at the corporate trust offices of the Trustee at National City Bank, 629 Euclid Avenue, Corporate Trust Division, Cleveland, Ohio 44114. The Indenture is subject to, and is governed by, the TIA. All section references appearing herein are to sections of the Indenture.

General

      The Notes will be initially limited in aggregate principal amount to $300,000,000. The Notes will be available for purchase in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding (other than obligations preferred by mandatory provisions of law). The Notes will be effectively subordinated to any claims of creditors, whether secured or unsecured, of subsidiaries of the Company to the extent of the assets of such subsidiaries. Subject to certain limitations set forth in the Indenture, and as described under “— Material Covenants — Limitation on Incurrence of Debt” below, the Indenture will permit the Company and its subsidiaries to incur additional secured and unsecured indebtedness.

      Unless redeemed prior to maturity as described under “— Optional Redemption,” the entire principal amount of the Notes will mature and become due and payable, together with accrued and unpaid interest thereon, if any, on August 1, 2010. The Notes are not subject to any sinking fund provisions.

      Except as set forth under the captions “— Material Covenants — Limitation on Incurrence of Debt” and “— Material Covenants — Maintenance of Unencumbered Real Estate Assets,” the Indenture does not contain any additional provision that would limit our ability to incur indebtedness or that would afford holders of the Notes protection in a highly leveraged or similar action involving us or in the event of a change of control of us.

Principal and Interest; Denominations; Registration and Transfer

      The Notes will bear interest at 4.625% per annum, from July 18, 2003, or from the immediately preceding Interest Payment Date to which interest has been paid, payable semi-annually in arrears on each February 1 and August 1, commencing February 1, 2004, and on the maturity date. The interest on the Notes will be payable to the persons in whose names the applicable Notes are registered in the security register applicable to the Notes maintained by the Company at the corporate trust office of the Trustee (the “Security Register”) at the close of business 15 calendar days prior to such Interest Payment Date regardless of whether such day is a Business Day, as defined below. Interest on the Notes will be computed on the basis of a year of twelve 30-day months.

      Principal, premium, if any, and interest payments on the Notes will be made at the corporate trust office of the Trustee located at 120 Broadway, 33rd floor, New York, NY 10271. However, we may elect to pay interest by check mailed to the address of the holder as it appears in the register for debt securities of such series or by wire transfer of funds to the holder at an account maintained within the United States (sections 301, 305, 306, 307 and 1002 of the Indenture).

      Any interest with respect to the Notes that is not punctually paid or duly provided for on the date the interest is due and payable will cease to be payable thereafter to the holder on the applicable record date. The interest may be paid to the holder at the close of business on a special record date fixed by the Trustee for the payment of the interest. Notice of such payment must be given to the holder of such debt security not less than 10 days prior to the special record date. Such interest may also be paid at any time in any other lawful manner, all as more completely described in the Indenture (section 307 of the Indenture).

      Unless otherwise described in this Prospectus, the Notes will be issued in denominations of $1,000 and integral multiples thereof (section 302 of the Indenture).

      Subject to certain limitations applicable to debt securities issued in book-entry form, the Notes will be exchangeable for other Notes and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Notes at the corporate trust office of the Trustee. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, the Notes may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Note surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be incurred for any registration of transfer or exchange of any Note, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (section 305 of the Indenture).

      Neither we nor the Trustee will be required:

•	to issue, register the transfer of or exchange of Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	to register the transfer of or exchange any Notes, or portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part.

Further Issues

      The Company may from time to time, without the consent of existing Note holders, create and issue further notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the Notes.

Optional Redemption

      We may redeem the Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including the portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date for the Notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we have appointed.

      “Comparable Treasury Price” means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and any two of Banc One Capital Markets, Inc., Commerzbank Capital Markets Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC and Wells Fargo Brokerage Services, LLC and their respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute in its place another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

      Notice of any redemption will be mailed by first-class mail at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If we are redeeming less than all the Notes, the Trustee will select the particular Notes to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate.

      Unless we default in our payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of such Notes called for redemption.

Merger, Consolidation or Sale

      The Indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

(1) we are the continuing corporation, or the successor corporation expressly assumes payment of the principal of (and premium, if any), and interest on, all of the outstanding Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries’ obligation as a result thereof as having been incurred by us or our subsidiaries at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, occurs and is continuing; and

(3) an officer’s certificate and legal opinion confirming the satisfaction of the conditions are delivered to the Trustee (sections 801 and 803 of the Indenture).

Material Covenants

      The Indenture contains the following covenants:

      Limitation on Incurrence of Debt. We will not, and will not permit any subsidiary to, incur any Debt if, immediately after the incurrence of such additional Debt, the aggregate principal amount of all our outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of:

(1) our Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt, and

(2) the purchase price of all real estate assets acquired by us or our subsidiaries since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (section 1004 of the Indenture).

      In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on our consolidated Debt to be outstanding immediately after the incurrence of such additional Debt (section 1004 of the Indenture).

      Secured Debt. Neither we nor any Subsidiary will incur any Debt secured by any encumbrance on our property or our Subsidiaries’ property (“Secured Debt”) if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt, the aggregate amount of all of our and our Subsidiaries’ outstanding Secured Debt on a consolidated basis is greater than 40% of the sum of:

(1) our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Secured Debt, and

(2) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of additional Debt (section 1015 of the Indenture).

     Restrictions on Dividends and Other Distributions. We will not:

•	declare or pay any dividends (other than dividends payable in our capital stock) on any shares of our capital stock,

•	apply any of our property or assets to the purchase, redemption or other acquisition or retirement of any shares of our capital stock,

•	set apart any sum for the purchase, redemption or other acquisition or retirement of any shares of our capital stock, or

•	make any other distribution on any shares of our capital stock, by reduction of capital or otherwise,

if, immediately after such declaration or other such action, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed exceeds the sum of (a) Funds from Operations (as defined below) from December 31, 1993 until the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action and (b) $20,000,000.

      This limitation does not apply to any declaration or other action referred to above which is necessary to maintain our status as a REIT under the Code if the aggregate principal amount of all our and our subsidiaries’ outstanding Debt at such time is less than 65% of our Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (section 1005 of the Indenture).

      Notwithstanding the provisions described above, we will not be prohibited from making the payment of any dividend within 30 days after the declaration thereof if at the date of declaration such payment would have complied with those provisions (section 1005 of the Indenture).

      Existence. Except as permitted under the provisions of the Indenture described in “— Merger, Consolidation or Sale,” we must preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the Notes (section 1006 of the Indenture).

      Maintenance of Properties. All of our properties that are used or useful in the conduct of our business or the business of our subsidiaries must be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We also are required to make all necessary repairs, renewals, replacements, betterments and improvements to our properties. We must do these things as necessary in our judgment to conduct the business carried on in connection therewith in a proper and advantageous manner at all times. However, we and our subsidiaries will not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (section 1007 of the Indenture).

      Insurance. We will, and will cause each of our subsidiaries to, keep all of our or their respective insurable properties insured against loss or damage at least equal to the properties’ then full insurable value with insurers of recognized responsibility having a rating of at least A:VIII in Best’s Key Rating Guide (section 1008 of the Indenture).

      Payment of Taxes and Other Claims. We must pay or discharge or cause to be paid or discharged, before the same becomes delinquent:

(1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or any of our subsidiaries’ income, profits or property; and

(2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries. However, we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (section 1009 of the Indenture).

      Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we must, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which we would have been required to file such documents. We must also in any event:

(1) within 15 days after such document would have been required to be filed:

(a) mail to all holders of the Notes, as their names and addresses appear in the register for the Notes, without cost to such holders, copies of such annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections, and

(b) file with the Trustee copies of such annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

(2) if we are not permitted to file such documents with the SEC under the Exchange Act, we must supply copies of such documents to any prospective holder of Notes promptly upon written request and payment of the reasonable cost of duplication and delivery of such documents (section 1010 of the Indenture).

      Maintenance of Unencumbered Real Estate Assets. We must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all our and our subsidiaries’ outstanding unsecured Debt (section 1011 of the Indenture).

Events of Default, Notice and Waiver

      The Indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder, including the Notes:

(1) default for 30 days in the payment of any installment of interest, Additional Amounts or coupons on any debt security of such series;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at the time such payment becomes due and payable;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance, or breach, of any other covenant or warranty contained in the Indenture continued for 60 days after written notice as provided in the Indenture; however, default in the performance, or breach, of a covenant or warranty added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series is not an Event of Default;

(5) default under any bond, debenture, note or other evidence of indebtedness of the Company or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the Indenture;

(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any significant subsidiary as defined in Regulation S-X promulgated under the Securities Act or of the respective property of either; and

(7) any other Event of Default provided with respect to that series of debt securities (section 501 of the Indenture).

      If an Event of Default occurs under the Indenture with respect to the Notes and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Notes may declare the principal amount of all of the Notes to be due and payable immediately by written notice to us. If the holders give notice to us, they must also give notice to the Trustee. However, at any time after a declaration of acceleration with respect to the Notes has been made, the holders of a majority in principal amount of the Notes may rescind and annul such declaration and its consequences if:

(1) we have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts payable on the Notes, plus certain fees, expenses, disbursements and advances of the Trustee, and

(2) all Events of Default have been cured or waived as provided in the Indenture (except for the nonpayment of accelerated principal (or specified portion thereof) with respect to the Notes) (section 502 of the Indenture).

      The Indenture also provides that the holders of a majority in principal amount of the Notes may waive any past default with respect to such series and its consequences.

      However, holders may not waive a default:

•	in the payment of the principal of (or premium, if any) or interest on the Notes; or

•	in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of the Notes affected thereby (section 513 of the Indenture).

      The Indenture provides that the Trustee is required to give notice to the holders of the Notes within 90 days of a default under the Indenture. However, the Trustee may withhold notice of any default to the holders of the Notes if certain officers of the Trustee consider such withholding to be in the interest of the holders. The Trustee may not withhold notice with respect to a default in the payment of the principal of (or premium, if any) or interest on the Notes (section 601 of the Indenture).

      The Indenture provides that no holder of the Notes may institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder. However, a holder of the Notes may institute a proceeding if the Trustee fails to act for 60 days after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding Notes, as well as an offer of reasonable indemnity (section 507 of the Indenture). However, this provision will not prevent the holder of any Note from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Notes held by that holder at the respective due dates thereof (section 508 of the Indenture).

      Subject to provisions in the Indenture relating to its duties in case of default and unless holders of the Notes have offered reasonable security or indemnity to the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders (section 602 of the Indenture). The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee. They also have the right to direct the time, method and place of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with the Indenture or any law which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Notes not joining therein (section 512 of the Indenture).

      Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate signed by one of several specified officers. The certificate must state whether such officer has knowledge of any default under the Indenture and, if so, specify each such default and the nature and status thereof (section 1012 of the Indenture).

Modification of the Indenture

      Modifications and amendments to the Indenture may be made only with the consent of the holders of a majority in principal amount of all Outstanding debt securities issued thereunder which are affected by such modification or amendment. Unless the consent of the holder of the Notes is obtained, no modification or amendment may:

•	change the date specified in the Notes as the fixed date on which the principal thereof is due and payable;

•	change the date specified in the Notes as the fixed date on which any installment of interest (or premium, if any) is due and payable;

•	reduce the principal amount of the Notes;

•	reduce the rate or amount of interest on the Notes; reduce any premium payable on redemption of the Notes; reduce any Additional Amount payable in respect of the Notes;

•	reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the Notes, if any;

•	change the place of payment of principal of (or premium, if any) or interest on the Notes;

•	change the currency or currencies for payment of principal of (or premium, if any) or interest on the Notes;

•	change our obligation to pay Additional Amounts;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

•	reduce the percentage of Outstanding Notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Notes (section 902 of the Indenture).

      The Indenture provides that the holders of a majority in principal amount of Outstanding Notes have the right to waive our compliance with certain covenants in the Indenture, including those described in the section of this Prospectus captioned “— Material Covenants” (section 1014 of the Indenture).

      The Company and the Trustee may modify and amend the Indenture without the consent of any holder of the Notes for any of the following purposes:

•	to evidence the succession of another Person to our obligations under the Indenture;

•	to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture;

•	to add Events of Default for the benefit of the holders of the Notes;

•	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of such debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect;

•	to change or eliminate any provision of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series issued thereunder which are entitled to the benefit of such provision;

•	to secure the debt securities issued thereunder;

•	to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such debt securities into our common shares or preferred shares;

•	to provide for the acceptance of appointment by a successor Trustee;

•	to facilitate the administration of the trusts under the Indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect in any material respect the interests of holders of debt securities of any series issued thereunder; or

•	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities issued thereunder; however, such action shall not adversely affect in any material respect the interests of the holders of the debt securities of any series issued thereunder (section 901 of the Indenture).

      The Indenture provides that in determining whether the holders of the requisite principal amount of Outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such debt securities:

•	the principal amount of an Outstanding Original Issue Discount Security shall be the amount of the principal that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the security;

•	the principal amount of an Outstanding debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security in the amount determined as provided above);

•	the principal amount of an Outstanding Indexed Security shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the Indenture; and

•	debt securities owned by us, any other obligor upon the debt securities, any of our Affiliates or of such other obligor shall be disregarded (section 101).

      The Indenture contains provisions for convening meetings of the holders of the Notes (section 1501 of the Indenture). The Trustee may call a meeting at any time. We or the holders of at least 10% in principal amount of the Outstanding Notes may also call a meeting upon request. Notice of a meeting must be given as provided in the Indenture (section 1502 of the Indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Notes. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Notes. Any resolution passed or decision taken at any duly held meeting of holders of the Notes will be binding on all holders of the Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the persons holding or representing a majority in principal amount of the Outstanding Notes. However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Notes, the persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum (section 1504 of the Indenture).

      Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of the Notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the holders of the Notes and one or more additional series:

(1) there shall be no minimum quorum requirement for such meeting; and

(2) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (section 1504 of the Indenture).

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal, premium, if any, and interest to the date of such deposit if such Notes have become due and payable or to the date specified as the fixed date on which the payment of principal and interest on the Notes are due and payable or the date fixed for redemption of such Notes, as the case may be (section 401 of the Indenture). Funds shall be deposited in such currency or currencies, currency unit(s) or composite currency or currencies in which the Notes are payable.

      The Indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the Notes, we may elect either:

(1) to defease and be discharged from any and all obligations with respect to the Notes. However, we will not be discharged from the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Notes. In addition, we will not be discharged from the obligations to register the transfer or exchange of Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust (“defeasance”) (section 1402 of the Indenture); or

(2) to be released from our obligations relating to sections 1004 to 1011, inclusive, and section 1015 of the Indenture (being the restrictions described under the caption “— Material Covenants”) and, if provided under the Indenture, our obligations with respect to any other covenant contained in the Indenture, and any omission to comply with such obligations, shall not constitute a default or an Event of Default with respect to the Notes (“covenant defeasance”) (section 1403 of the Indenture).

      Defeasance or covenant defeasance will occur upon our irrevocable deposit with the Trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on the Notes, on their scheduled due dates. The amount deposited will be in Government Obligations (as defined below) or such currency or currencies, currency unit(s) or composite currency or currencies in which the Notes are payable at maturity, or both.

      Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of the Indenture (section 1404 of the Indenture).

      Unless otherwise provided in this Prospectus, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to the Notes:

•	(1) the holder of a Note is entitled to, and does, elect under the Indenture or the terms of the Notes to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the Notes; or

•	(2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

      the indebtedness represented by the Notes shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the Notes as they become due out of the proceeds yielded by converting the amount deposited in respect of the Notes into the currency, currency unit or composite currency in which the Notes become payable as a result of such election or such cessation of usage based on the applicable market exchange rate (section 1405 of the Indenture).

      Unless otherwise described in this Prospectus, all payments of principal of (and premium, if any) and interest on the Notes that are payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

      In the event we effect covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, other than

(1) the Event of Default described in clause (4) under “Events of Default, Notice and Waiver” or

(2) the Event of Default described in clause (7) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance,

      the amount in such currency, currency unit or composite currency in which the Notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the Notes at the fixed date on which they become due and payable but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. In any such event, we would remain liable to make payment of such amounts due at the time of acceleration.

Certain Definitions

      Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Additional Amounts” means any additional amounts which are required by a debt security or by or pursuant to a resolution of our Board of Directors, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders and which are owing to such holders.

      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. Control means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “Business Day” a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income (as defined below) of Developers Diversified Realty Corporation and its subsidiaries:

(1) plus amounts which have been deducted for

(a) interest on our and our subsidiaries’ Debt,

(b) provision for our and our subsidiaries’ taxes based on income,

(c) amortization of debt discount,

(d) depreciation and amortization, and

(2) adjusted, as appropriate, for

(a) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, and

(b) the effect of equity in net income or loss of joint ventures in which we own an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

      “Consolidated Net Income” for any period means the amount of our and our subsidiaries’ net income (or loss) for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Conversion Event” means the cessation of use of (i) a Foreign Currency both by the government of the country which issued such currency and for settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit (or composite currency) other than the ECU for the purposes for which it was established.

      “Debt” means any of our or our subsidiaries’ indebtedness, whether or not contingent, in respect of:

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries;

(3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4) any lease of property by us or our subsidiaries as lessee which is reflected on our Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with generally accepted accounting principles. Debt also includes, to the extent not otherwise included, any obligation of ours or our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than us or our subsidiaries). Debt shall be deemed to be incurred by us or our subsidiaries whenever we or any such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

      “ECU” means the European Currency Unit as defined and revised from time to time by the Council of the European Communities.

      “European Communities” means the European Economic Community, the European Coal and Steel Community and the European Atomic Energy Community.

      “European Monetary System” means the European Monetary System established by the Resolution of December 5, 1978 of the Council of the European Communities.

      “Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments.

      “Funds from Operations” means net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments, impairment losses on real properties and adding the Company’s proportionate share of Funds from Operations from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis.

      “Government Obligations” means securities that are

(1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, and for which the full faith and credit of the applicable government is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable. The payment of these obligations must be unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and the obligations may not be callable or redeemable at the option of the issuer thereof. Such obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (section 101 of the Indenture).

      “holder” means the Person in whose name a debt security is registered in the register for each series of debt securities.

      “Indexed Security” means a debt security for which the principal amount payable on the date specified in such debt security as the fixed date on which the principal of such security is due and payable may be more or less than the principal face amount thereof at original issuance.

      “Maximum Annual Service Charge” as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt. It will also include the amount payable on account of principal of any such Debt which matures serially other than at the final maturity date of such Debt.

      “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities theretofore authenticated and delivered under the Indenture, except:

(1) debt securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(2) debt securities, or portions thereof, for whose payment or redemption or repayment at the option of the holder money in the necessary amount has been deposited with the Trustee or any paying agent (other than by us) in trust or set aside and segregated in trust by us (if we shall act as our own paying agent) for the holders of such debt securities and any coupons appertaining thereto, provided that, if such debt securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(3) debt securities, except to the extent provided in sections 1402 and 1403 of the Indenture, with respect to which we have effected defeasance and/or covenant defeasance;

(4) debt securities which have been paid pursuant to section 306 of the Indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the Indenture, other than any such debt securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations; and

(5) debt securities converted into common shares or preferred shares in accordance with or as contemplated by the Indenture, if the terms of such debt securities provide for convertibility pursuant to section 301 of the Indenture;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding securities have given any request, demand, authorization, direction, notice, consent of waiver hereunder or are present at a meeting of holders for quorum purposes, and for the purpose of making the calculations required by section 313 of the TIA:

(1) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof;

(2) the principal amount of any debt security denominated in a foreign currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the U.S. dollar equivalent, determined pursuant to section 301 as of the date such debt security is originally issued by us, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (1) above) of such debt security;

(3) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the Indenture; and

(4) debt securities owned by us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which the Trustee knows to be so owned shall be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to any such debt securities and that the pledgee is not us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Subsidiary” means an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries. For purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

      “Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding intangibles and trade receivables related to rent and other charges derived from leases with tenants) after eliminating intercompany accounts and transactions.

      “Undepreciated Real Estate Assets” as of any date means the amount of our and our subsidiaries’ real estate assets on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unencumbered Real Estate Asset Value” as of any date means the sum of:

(1) our Undepreciated Real Estate Assets, which are not encumbered by any mortgage, lien, charge, pledge or security interest, as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date; and

(2) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by us or any subsidiary after the end of such calendar quarter.

Book-Entry

      The Notes will be issued only in book-entry form and will be represented by one or more global securities (“Global Notes”). DTC will act as securities depository for the Global Notes. The Global Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

      Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

      Depository Procedures. The following description of the operations and procedures of DTC are provided soley as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial

Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants and Indirect Participants are on file with the SEC.

      DTC has also advised the Company that purchases of Global Notes under the DTC system must be made by or through Participants, which will receive a credit for the Global Notes on DTC’s records. The ownership interest of each actual purchaser of each Global Note (“Beneficial Owner”) is in turn to be recorded on the Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued. Pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers of the Notes with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes; DTC’s records reflect only the identity of the Participants to whose accounts such Global Notes are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC System, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

      Redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC’s practice is to credit Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company and the Trustee, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      Interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      Exchange of Book-Entry Notes for Certificated Notes. DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to the Company or the Trustee. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, or if the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), the Company will issue individual, fully registered, definitive Notes (“Definitive Notes”) in exchange for the Global Note or Notes representing such Definitive Notes. Upon the exchange of a Global Note for individual Notes, such Global Note shall be cancelled by the Trustee and the Definitive Notes shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its Participants, any Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the persons in whose names such Notes are so registered and shall recognize the holders thereof as Note holders.

REGISTRATION RIGHTS

      The Company has entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) for the benefit of the holders of the Old Notes wherein the Company agreed, to use its reasonable best efforts (i) to file with the SEC within 90 calendar days after July 18, 2003 (the “Closing Date”), a registration statement with respect to New Notes identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions under the Securities Act and will not provide for any Additional Interest) and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 calendar days after the Closing Date. As promptly as practicable after the Exchange Offer Registration Statement has been declared effective, the Company will offer to holders the opportunity to exchange all their Old Notes for New Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes but will, in any event, use its reasonable best efforts to cause the Exchange Offer to be consummated within 210 days of the Closing Date. For each Old Note validly tendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an New Note having a principal amount equal to the principal amount of the tendered Old Note.

      Based on existing interpretations of the Securities Act by the staff of the SEC (the “Staff”) set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the abovementioned no-action letters, (ii) will not be entitled to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters to third parties.

      Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) the New Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer who acquired the Note for its own account as a result of market-making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a period of 180 days from the issuance of the New Notes.

      If, (i) because of any change in law or applicable interpretations thereof by the Staff, the Company is not permitted to effect the Exchange Offer, (ii) if for any other reason (A) the Exchange Offer Registration Statement is not declared effective within 180 days following the Closing Date or (B) the Exchange Offer is not consummated within 30 days after effectiveness of the Exchange Offer Registration Statement, (iii) if any holder (other than an Initial Purchaser holding Notes acquired directly from the Company) is not eligible to participate in the Exchange Offer or participates in the Exchange Offer (by validly tendering its Notes and not withdrawing them) but does not receive New Notes which are freely tradable without any limitations or restrictions under the Securities Act or (iv) under certain circumstances, if the initial purchasers shall so request, then in each case, the Company will (x) promptly deliver to the holders written notice thereof and (y) at the Company’s sole expense (a) as promptly as practicable (but no later than (i) 180 days after the Closing Date or (ii) 60 days after the filing obligation arises, whichever is later), file a shelf registration statement covering resales of the Old Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 210 days after the Closing Date (or in the case of a request by an Initial Purchaser, within 60 days of such filing) and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, the end of such shorter period) after the Closing Date or such time as all of the applicable Notes have been sold thereunder. The Company will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

      If the Company fails to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then Additional Interest (as defined below) shall become payable in respect of the Old Notes as follows:

      If (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 90th day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day following the Closing Date, (iii) the Exchange Offer is not consummated on or prior to the 30th day following the effective date of the Exchange Offer Registration Statement, (iv) if required, a Shelf Registration Statement is not filed with the SEC on or prior to (A) the 180th day following the Closing Date or (B) the 60th day after the filing obligation arises, whichever is later, (v) if required, a Shelf Registration Statement is not declared effective on or prior to the 210th day following the Closing Date (or, if a Shelf Registration Statement is required to be filed upon the request of any Initial Purchaser, within 60 days after such filing), (vi) a Shelf Registration Statement is declared effective by the SEC but such Shelf Registration Statement ceases to be effective or such Shelf Registration Statement or the prospectus included therein ceases to be usable in connection with resales of Notes for any reason and the aggregate number of days in any consecutive 365-day period for which the Shelf Registration Statement or such prospectus shall not be effective or usable exceeds 45 days or (vii) the Exchange Offer Registration Statement is declared effective by the SEC but, if the Exchange Offer Registration Statement is being used in connection with the resale of New Notes, the Exchange Offer Registration Statement ceases to be effective or the Exchange Offer Registration Statement or the prospectus included therein ceases to be usable in connection with resales of New Notes for any reason during the 180-day period in which it is required to remain effective (each of the events referred to in clauses (i) through (vii) above being hereinafter called a “Registration Default”), the per annum interest rate borne by the Old Notes shall be increased (“Additional Interest”) by one-quarter of one percent (0.25%) per annum immediately following such 90-day period in the case of clause (i) above, immediately following such 180-day period in the case of clause (ii) above, immediately following such 30-day period in the case of clause (iii) above, immediately following any such 180-day period or 60-day period, whichever ends later, in the case of clause (iv) above, immediately following any such 210-day period or 60-day period, whichever ends first, in the case of clause (v) above, immediately following the 45th day in any consecutive 365-day period that a Shelf Registration Statement shall not be effective or a Shelf Registration Statement or the prospectus included therein shall not be usable as contemplated by clause (vi) above, or immediately following the day that the Exchange Offer Registration Statement shall not be effective or the Exchange Offer Registration Statement or the prospectus included therein shall not be usable as contemplated by clause (vii) above, which rate will be increased by an additional one-quarter of one percent (0.25%) per annum immediately following each 90-day period that any Additional Interest continues to accrue under any circumstances; provided that the aggregate increase in such annual interest rate may in no event exceed one-half of one percent (0.50%) per annum. Upon the filing of the Exchange Offer Registration Statement after the 90-day period described in clause (i) above, the effectiveness of the Exchange Offer Registration Statement after the 180-day period described in clause (ii) above, the consummation of the Exchange Offer after the 30-day period described in clause (iii) above, the filing of the Shelf Registration Statement after the 180-day period or 60-day period day, as the case may be, described in clause (iv) above, the effectiveness of a Shelf Registration Statement after the 210-day period or 60-day period, as the case may be, described in clause (v) above, or the Shelf Registration Statement once again being effective or the Shelf Registration Statement and the prospectus included therein becoming usable in connection with resales of Notes, as the case may be, in the case of clause (vi) above, or the Exchange Offer Registration Statement once again becoming effective or the Exchange Offer Registration Statement and the prospectus included therein becoming usable in connection with resales of New Notes, as the case may be, in the case of clause (vii) thereof, the interest rate borne by the Old Notes from the date of such filing, effectiveness, consummation or resumption of effectiveness or usability, as the case may be, shall be reduced to the original interest rate so long as no other Registration Default shall have occurred and shall be continuing at such time and the Company is otherwise in compliance with this paragraph; provided, however, that, if after any such reduction in interest rate, one or more Registration Defaults shall again occur, the interest rate shall again be increased pursuant to the foregoing provisions.

      The Company shall notify the Trustee within three business days after each and every date on which an event occurs in respect of which Additional Interest is required to be paid (an “Event Date”). Additional Interest shall be paid by depositing with the Trustee, in trust, for the benefit of the holders of Notes, on or before the applicable semi-annual Interest Payment Date, immediately available funds in sums sufficient to pay the Additional Interest then due. The Additional Interest due shall be payable on each Interest Payment Date to the record holder of Notes entitled to receive the interest payment to be paid on such date as set forth in the Indenture. Each obligation to pay Additional Interest shall be deemed to accrue from and including the day following the applicable Event Date.

      Anything herein to the contrary notwithstanding, any holder who was, at the time the Exchange Offer was pending and consummated, eligible to exchange, and did not validly tender, its Notes for New Notes in the Exchange Offer will not be entitled to receive any Additional Interest. For purposes of clarity, it is hereby acknowledged and agreed that, under current interpretations of law by the SEC, initial purchasers holding unsold allotments of Notes acquired from the Company are not eligible to participate in the Exchange Offer.

      Each Note will contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement.

      The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of certain United States federal income tax consequences expected to result from the purchase, ownership and disposition of the Notes by holders acquiring the Notes on original issue for cash. This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal income tax consequences discussed below. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought.

      The tax treatment of a holder of Notes may vary depending upon such holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, foreign corporations, nonresident alien individuals and persons holding the Notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

      As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust, if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Notes is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder.

Exchange Offer

      Pursuant to the Exchange Offer, Old Notes may be exchanged for New Notes, which do not differ materially either in kind or extent from the Old Notes. Accordingly, no gain or loss will be realized for United States federal income tax purposes upon an exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. A U.S. Holder will have the same basis and holding period in the New Notes that it had in the Old Notes immediately prior to the exchange.

Sale, Retirement or Other Taxable Disposition

      In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (ii) the holder’s adjusted tax basis in such Note. A U.S. Holder’s tax basis in a Note generally will be equal to the price paid for such Note. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual from the sale of a capital asset that has been held for more than one year will be subject to tax at a rate not to exceed 20%, and net capital gain from the sale of an asset held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

Non-U.S. Holders

      A Non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such Non-U.S. Holder is a direct or indirect 10% or greater shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”) must have received, before payment, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

      In addition, a Non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard. The Note will not be includable in the estate of a Non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder (within the meaning of

Section 871(h)(3)(B) of the Code) of the Company or, at the time of such individual’s death, payments in respect of the Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 28% may apply to payments made in respect of a Note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) and an IRS Form W-8BEN (in the case of a Non-U.S. Holder) or an IRS Form W-9 (in the case of a U.S. Holder). Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those holders who are not exempt recipients. In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 28% of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless the seller certifies its Non-U.S. status (and certain conditions are met). Certification of the registered owner’s Non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s federal income tax liability provided the required information is furnished to the IRS.

STATE AND LOCAL TAX CONSIDERATIONS

      In addition to the United States federal tax consequences described in “Certain Federal Income Tax Considerations,” potential investors should consider the state and local tax consequences of the acquisition, ownership and disposition of the Notes. State and local tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the Notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for private notes if such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of New Notes by broker-dealers or any other person. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of any such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of private notes) other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by holders of Old Notes, and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

      The financial statements of the Company incorporated in this Registration Statement on Form S-4 by reference to the Current Report on Form 8-K filed on August 25, 2003 by the Company, the financial statement schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the audited historical financial statements of Belden Park Crossings Phase I, Connecticut Commons, Bandera Pointe, Independence Commons and Hilltop Plaza included in the Current Report on Form 8-K filed on October 30, 2002 by the Company, and the audited historical financial statement of Paradise Village Gateway included in the Current Report on Form 8-K filed on December 2, 2002 by the Company have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of JDN Realty Corporation at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this Registration Statement on Form S-4 and related prospectus of Developers Diversified Realty Corporation have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the Notes will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of Developers Diversified Realty Corporation, is a partner of Baker & Hostetler LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by person in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

      The registrant’s code of regulations provides for the indemnification of directors and officers of the registrant to the maximum extent permitted by Ohio law as authorized by the board of directors of the registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

      The registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the registrant, subject to certain exceptions.

      The registrant has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

Item 21. Exhibits

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporated, as amended, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.2	Second Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.3	Third Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.4	Fourth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003

Exhibit No.	Exhibit Description

3.5	Fifth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.6	Code of Regulations, as amended, incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.1	Senior Indenture, dated as of May 1, 1994, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.2	First Supplement to Senior Indenture, dated as of May 10, 1995, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.3	Second Supplement to Senior Indenture, dated as of July 18, 2003, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.4	Form of the 4.675% Note due 2010*
4.5	Registration Rights Agreement, dated as of July 18, 2003, by and among the Registrant and the Initial Purchasers*
5.1	Opinion of Baker & Hostetler LLP regarding legality*
8.1	Opinion of Baker & Hostetler LLP, filed herewith
12.1	Calculation of Ratio of Earnings to Fixed Charges*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)*
24.1	Power of Attorney*
25.1	Statement of Eligibility of Trustee on Form T-1 for National City Bank*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guarantied Delivery*
99.3	Form of Letters to Depository Trust Company Participants*
99.4	Form of Letter to Clients*

*	Previously filed

Item 22. Undertakings

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement

(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, on the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 30, 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ SCOTT A. WOLSTEIN

Scott A. Wolstein
Chief Executive Officer and Chairman

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ SCOTT A. WOLSTEIN Scott A. Wolstein		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ WILLIAM H. SCHAFER William H. Schafer		Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* David M. Jacobstein		President, Chief Operating Officer and Director

/s/ ALBERT T. ADAMS Albert T. Adams		Director

* Dean S. Adler		Director

Barry A. Sholem		Director

Terrance R. Ahern		Director

Robert H. Gidel		Director

* Daniel B. Hurwitz		Director

Victor B. MacFarlane		Director

* Craig Macnab		Director

* Bert L. Wolstein		Director

* By:	/s/ ALBERT T. ADAMS Albert T. Adams, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporated, as amended, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.2	Second Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.3	Third Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.4	Fourth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.5	Fifth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
3.6	Code of Regulations, as amended, incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.1	Senior Indenture, dated as of May 1, 1994, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.2	First Supplement to Senior Indenture, dated as of May 10, 1995, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.3	Second Supplement to Senior Indenture, dated as of July 18, 2003, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003
4.4	Form of the 4.675% Note due 2010*
4.5	Registration Rights Agreement, dated as of July 18, 2003, by and among the Registrant and the Initial Purchasers*
5.1	Opinion of Baker & Hostetler LLP regarding legality*
8.1	Opinion of Baker & Hostetler LLP, filed herewith
12.1	Calculation of Ratio of Earnings to Fixed Charges*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)*
24.1	Power of Attorney*
25.1	Statement of Eligibility of Trustee on Form T-1 for National City Bank*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guarantied Delivery*
99.3	Form of Letters to Depository Trust Company Participants*
99.4	Form of Letter to Clients*

*	Previously filed